Exhibit 10.7

OPTION GRANT NOTICE

UNDER THE

CLOVER ACQUISITION HOLDINGS INC.

2018 STOCK INCENTIVE PLAN

Clover Acquisition Holdings Inc. (the “Company”), pursuant to the Clover Acquisition Holdings Inc. 2018 Stock Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant set forth below the number of Options (each Option representing the right to purchase one share of Common Stock) set forth below, at an Exercise Price per share as set forth below. The Options are subject to all of the terms and conditions as set forth herein, in the Option Agreement attached hereto, and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Insert Participant’s Name]

Date of Grant:	[Insert Date]

Vesting Commencement Date:	[Insert Date]

Total Number of Options:	[Insert Amount]

Time-Vesting Options:	[50% of the Total Number of Options]

Performance-Vesting Options:	[50% of the Total Number of Options]

Exercise Price per Share:	[Insert Exercise Price per Share]

Option Period:	Ten years from Date of Grant

Vesting Schedule:

1. Time-Vesting Options.

a.

Subject to Participant’s continued service with the Service Recipient on each applicable vesting date, twenty percent (20%) of the Time-Vesting Options shall vest, and thereby become exercisable, on each of the first five (5) anniversaries of the Vesting Commencement Date; provided, that if a Change in Control occurs and Participant continues to provide services to the Service Recipient until at least immediately prior to such Change in Control, all unvested Time-Vesting Options shall become fully vested and exercisable immediately prior to the effective time of such Change in Control.

2. Performance-Vesting Options.

a.

Thirty–three and one-third percent (33-1/3%) of the Performance-Vesting Options shall vest upon the attainment of a Net MOIC by the limited partners of Clover Parent Holdings L.P. (“Parent”) as of the Effective Date, taken as a whole (such limited partners, the “Ownership Group”) of at least two (2.0) times; sixty-six and two-thirds percent (66-2/3%) of the Performance-Vesting Options shall vest upon the Ownership Group’s attainment of a Net MOIC of at least two and one-half (2.5) times; and one hundred percent (100%) of the Performance-Vesting Options shall vest upon the Ownership Group’s attainment of a Net MOIC of at least three (3.0) times (in each case, less the number of Performance-Vesting Options that have previously vested); provided, that if the Ownership Group’s attainment of a Net MOIC falls between any two performance levels, the number of Performance-Vesting Options that vest shall be determined by linear interpolation between such levels. For purposes of the Option Agreement, “Net MOIC” shall mean the quotient obtained by dividing (i) the aggregate amount received by the Ownership Group (net of any and all related fees, expenses and commissions) in cash in respect of their investment in Parent (including in the form of dividends or other distributions to unitholders (including Class A Units or Class B Warrant Units of Parent) or sale proceeds received in connection with any third party sale of all or any portion of its investment in Parent, but excluding any proceeds received in connection with the sale of any limited partnership interests of Parent to the Sponsor Group or any affiliate thereof) by (ii) the aggregate amount of any capital contributed in any form (other than from third party debt) by the Ownership Group to Parent and any other member of the Company Group.

Forfeiture:

1.

In the event of Participant’s Termination for any reason, all unvested Options shall be cancelled by the Company without consideration and all vested Options shall remain exercisable for the period of time following such Termination, if any, specified by the Option Agreement.

2.

If a Change in Control occurs, all Performance-Vesting Options that have not vested prior to such Change in Control and that will not vest in connection with such Change in Control shall be automatically forfeited in connection with such Change in Control.

*     *     *

2

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF OPTIONS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN.

CLOVER ACQUISITION HOLDINGS INC.	[INSERT NAME][1]

By:
Title:

[1]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute Participant’s signature hereto.

3

OPTION AGREEMENT

UNDER THE

CLOVER ACQUISITION HOLDINGS INC.

2018 STOCK INCENTIVE PLAN

Pursuant to the Option Grant Notice (the “Grant Notice”) delivered to Participant (as defined in the Grant Notice), and subject to the terms of this Option Agreement (this “Option Agreement”) and the Clover Acquisition Holdings Inc. 2018 Stock Incentive Plan (the “Plan”), Clover Acquisition Holdings Inc. (the “Company”) and Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Participant the number of Time-Vesting Options and Performance-Vesting Options (collectively, “Options”) provided in the Grant Notice (with each Option representing the right to purchase one share of Common Stock), at an Exercise Price per share as provided in the Grant Notice. The Company may make one or more additional grants of Options to Participant under this Option Agreement by providing Participant with a new Grant Notice, which may also include any terms and conditions differing from this Option Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional Options.

2. Vesting. Subject to the conditions contained herein and the Plan, the Options shall vest as provided in the Grant Notice.

3. Expiration; Termination. Participant may not exercise any vested and exercisable Options to any extent after the first to occur of the following events:

(a) The tenth (10th) anniversary of the Date of Grant;

(b) The first anniversary of the date of Participant’s Termination due to death or Disability;

(c) One hundred eighty (180) days after the date of Participant’s Termination either by the Service Recipient without Cause or by Participant for Good Reason;

(d) Immediately upon either (i) the date of Participant’s Termination for Cause or the date of a Restrictive Covenant Violation (as defined in the Management Stockholders’ Agreement);

(e) Thirty (30) days after a resignation without Good Reason; or

(f) The date the Options are terminated pursuant to Section 5 or 6 of the Management Stockholders’ Agreement.

For purposes of the foregoing, to the extent Participant is employed outside of the United States, a Participant’s date of Termination shall be the earlier of (i) the date on which the Service Recipient provides Participant with notice of Termination, (ii) the last day of Participant’s active service with the Service Recipient; or (iii) the last day on which Participant is an employee of the Service Recipient, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

4. Method of Exercising Options.

(a) Vested Options may be exercised by the delivery of notice of the number of Options that are being exercised accompanied by payment in full of the Exercise Price applicable to the Options so exercised. Such notice shall be delivered either (i) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Chief People Officer; or (ii) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (i) or (ii), as communicated to Participant by the Company from time to time.

(b) The payment of the aggregate Exercise Price may be made at the election of Participant (i) in cash, check and/or cash equivalent; (ii) by such other method as the Committee may permit in its sole discretion under Section 7(e) of the Plan; or (iii) any combination of cash and such other available method of exercise.

(c) Except as expressly provided for herein or in the Plan or the Management Stockholders’ Agreement, during the lifetime of Participant, only Participant (or his or her duly authorized legal representative) may exercise the Options or any portion thereof. After the death of Participant, any Options may, prior to the time when the Option becomes unexercisable under Section 3 hereof, be exercised by Participant’s personal representative or by any person empowered to do so under Participant’s will or the laws of descent and distribution.

5. Issuance of Shares. Following the exercise of an Option hereunder, as promptly as practical after receipt of such notification and full payment of the Exercise Price and any required income or other tax withholding amount (as provided in Section 11 hereof), and subject to Participant’s execution and delivery of a Joinder to the Management Stockholders’ Agreement in the form attached hereto as Exhibit A (if Participant is not already a party to the Management Stockholders’ Agreement), the Company shall issue or transfer, or cause such issue or transfer, to Participant the number of shares of Common Stock with respect to which the Options have been so exercised, and shall either (a) deliver, or cause to be delivered, to Participant a certificate or certificates therefor, registered in Participant’s name or (b) cause such shares to be credited to Participant’s account at the third-party plan administrator.

6. Restrictive Covenants. Participant acknowledges and agrees that as a condition of receipt of the grant of the Options and the ability to exercise such Options, the Company and Participant have agreed to certain covenants regarding non-competition, non-solicitation, no-hire and confidentiality restrictions, which are set forth in Section 17 of the Management Stockholders’ Agreement, and which are hereby incorporated by reference. Participant acknowledges that Participant has read and understands such covenants, including, specifically, the scope and duration thereof. Participant acknowledges and agrees that the terms of such restrictive covenants are in consideration for Participant’s receipt of the grant of the Options under this Option Agreement, Participant’s receipt of other benefits provided in this Option Agreement and elsewhere, and Participant’s access to Confidential Information (as defined in the Management Stockholders’ Agreement).

7. Participant. Whenever the word “Participant” is used in any provision of this Option Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

8. Non-Transferability. The Options are not transferable by Participant except to permitted transferees in accordance with the Plan and subject to the terms of the Management Stockholders’ Agreement. Except as otherwise provided herein, no assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.

9. Rights as Stockholder. Participant or a permitted transferee of the Options shall have no rights as a stockholder with respect to any share of Common Stock covered by an Option until Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which Participant shall become the holder of record or the beneficial owner thereof.

10. Restrictions on Exercise. The Options shall not be exercisable in whole or in part, and the Company shall not be obligated to issue any shares of Common Stock subject to the Options, if such exercise and sale would, in the opinion of counsel for the Company, violate the Securities Act or any other U.S. federal, state or non-U.S. statute having similar requirements as may be in effect at the time. The Options are subject to the further requirement that, if at any time the Board shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to the Options under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of shares of Common Stock pursuant to the Options, the Options may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

11. Tax Withholding. Regardless of any action the Company and/or the Service Recipient takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and the Service Recipient (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant of Options, the vesting of Options, the exercise of Options, the subsequent sale of any shares of Common Stock acquired pursuant to the Options and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate Participant’s liability for Tax-Related Items. Further, if Participant becomes subject to taxation in more than one country between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

Prior to the delivery of shares of Common Stock upon exercise of the Options, if Participant’s country of residence (and country of employment, if different) requires withholding of Tax-Related Items, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Company may either (i) require that Participant pay to the Company, in cash, check and/or cash equivalent, the amount necessary to pay the Tax-Related Items required to be withheld or (ii) withhold a sufficient number of whole shares of Common Stock otherwise issuable upon exercise of the Options that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. In cases where the Fair Market Value of the number of whole shares of Common Stock withheld is greater than the Tax-Related Items required to be withheld, the Company shall make a cash payment to Participant equal to the difference as soon as administratively practicable. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, the Company may direct the Service Recipient to withhold the Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from Participant’s regular salary and/or wages, or other amounts payable to Participant. In the event the withholding requirements are not satisfied by the method determined by the Company, no shares of Common Stock will be issued to Participant (or Participant’s estate) upon exercise of the Options unless and until satisfactory arrangements (as determined by the Company) have been made by Participant with respect to the payment of any Tax-Related Items that the Company or the Service Recipient determines, in its sole discretion, must be withheld or collected with respect to such Options. By accepting the Options, Participant expressly consents to the withholding of shares of Common Stock and/or withholding from Participant’s regular salary and/or wages or other amounts payable to Participant as provided for hereunder. All other Tax-Related Items related to the Options and any shares of Common Stock delivered in payment thereof are Participant’s sole responsibility.

12. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Service Recipient, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(a) Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(b) Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States, or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if Participant resides outside the United States, Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, its stock plan service provider, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if Participant resides outside the United States, Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later revokes his or her consent, Participant’s employment status or service with the Service Recipient will be unaffected; the only consequence of refusing or withdrawing Participant’s consent is that the Company will be unable to grant Participant Options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.

(c) Upon request of the Company or the Service Recipient, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Service Recipient) that the Company and/or the Service Recipient may deem necessary to obtain from Participant for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in his or her country of residence (and country of employment, if different), either now or in the future. Participant understands and agrees that Participant will be unable to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Service Recipient.

13. Notice. Every notice or other communication relating to this Option Agreement between the Company and Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices or communications by Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Chief People Officer, and all notices or communications by the Company to Participant may be given to Participant personally or may be mailed to Participant at Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to Participant from time to time.

14. Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

15. Severability. The invalidity or unenforceability of any provision of this Option Agreement or the Plan shall not affect the validity or enforceability of any other provision of this Option Agreement or the Plan.

16. Waiver and Amendments. Except as otherwise set forth in Section 11(b) of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Option Agreement shall be valid only if made in writing and signed by the parties hereto; provided, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

17. Governing Law. This Option Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Option Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by Participant or the Company relating to this Option Agreement, the Grant Notice or the Plan, Participant hereby submits to the exclusive jurisdiction of and venue in the courts of the State of Delaware.

18. English Language. Participant acknowledges and agrees that it is Participant’s express intent that this Option Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Options, be drawn up in English. If Participant has received this Option Agreement, the Plan or any other rules, procedures, forms or documents related to the Options translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

19. Insider Trading. Participant acknowledges that, depending on Participant’s or Participant’s broker’s country of residence or where the shares of Common Stock are listed, Participant may be subject to insider trading restrictions and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock or rights linked to the value of shares of Common Stock during such times Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any restrictions and is advised to speak to his or her personal advisor on this matter.

20. Private Placement. The grant of Options is not intended to be a public offering of securities in Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law). No employee of the Company is permitted to advise Participant on whether Participant should purchase shares of Common Stock under the Plan or provide Participant with any legal, tax or financial advice with respect to the grant of Options. Investment in shares of Common Stock involves a degree of risk. Before deciding to purchase shares of Common Stock pursuant to the Options, Participant should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the Plan or the disposition of them. Further, Participant should carefully review all of the materials related to the Options and the Plan, and Participant should consult with his or her personal legal, tax and financial advisors for professional advice in relation to Participant’s personal circumstances.

21. Compliance with Laws; Repatriation of Proceeds. Participant agrees, as a condition of the grant of Options, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of shares of Common Stock acquired pursuant to the Options) if required by and in accordance with local foreign exchange rules and regulations in Participant’s country of residence (and country of employment, if different). In addition, Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in Participant’s country of residence (and country of employment, if different). Finally, Participant agrees to take any and all actions as may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in Participant’s country of residence (and country of employment, if different).

22. Commercial Relationship. Participant expressly recognizes that Participant’s participation in the Plan and the Company’s grant of Options does not constitute an employment relationship between Participant and the Company. Participant has been granted Options as a consequence of the commercial relationship between the Company and the Service Recipient, and the Service Recipient is Participant’s sole employer. Based on the foregoing:

(a) Participant expressly recognizes the Plan and the benefits Participant may derive from participation in the Plan do not establish any rights between Participant and the Service Recipient;

(b) the Plan and the benefits Participant may derive from participation in the Plan are not part of any employment conditions and/or benefits provided by the Service Recipient; and

(c) any modifications or amendments of the Plan by the Company or the Committee, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of Participant’s employment with the Service Recipient.

23. EU Age Discrimination Rules. If Participant is resident or employed in a country that is a member of the European Union, the grant of Options and this Option Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Option Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

24. Additional Requirements. The Company reserves the right to impose other requirements on the Options, any shares of Common Stock acquired pursuant to the Options and Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Options and the Plan. Such requirements may include (but are not limited to) requiring Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

25. Addendum. Notwithstanding any provisions of this Option Agreement to the contrary, the Options shall be subject to any special terms and conditions for Participant’s country of residence (and country of employment, if different) set forth in an addendum to this Option Agreement (an “Addendum”). Further, if Participant transfers residence and/or employment to another country reflected in an Addendum to this Option Agreement, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Options and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Option Agreement.

26. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Options by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

27. Nature of Grant.

(a) The grant of Options shall not confer upon Participant any right to continue in the employ of the Service Recipient nor limit in any way the right of the Service Recipient to terminate Participant’s employment at any time.

(b) Participant shall have no rights as a shareholder of the Company with respect to any shares of Common Stock issuable upon the exercise of the Options until the date of issuance of such shares of Common Stock.

(c) Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time.

(d) The grant of Options under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Options or benefits in lieu of Options in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, the vesting provisions, the exercise price and any performance criteria.

(e) Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Participant’s employment with his or her Service Recipient.

(f) Participant’s participation in the Plan is voluntary.

(g) The value of the Options and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of Participant’s employment (and his or her employment contract, if any). Any grant under the Plan, including the grant of the Options, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(h) The Options are non-statutory stock options and shall not be treated as incentive stock options.

28. Options Subject to Plan and Management Stockholders’ Agreement. The Options, and the shares of Common Stock issued to Participant upon exercise of the Options, shall be subject to all of the terms and provisions of the Plan and the Management Stockholders’ Agreement and all such terms and provisions are hereby incorporated herein by reference and made a part hereof. In the event of any conflict between the terms and provisions of the Management Stockholders’ Agreement and this Option Agreement, the Management Stockholders’ Agreement shall govern and control. This Option Agreement also remains subject to the terms of the Plan, and, in the event of any conflict between the terms and provisions of the Plan and this Option Agreement, the Plan shall govern and control.

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ADDENDUM TO

OPTION AGREEMENT

UNDER THE

CLOVER ACQUISITION HOLDINGS INC.

2018 STOCK INCENTIVE PLAN

NON-U.S. PARTICIPANTS

In addition to the terms of the Plan and the Option Agreement, the Options are subject to the following additional terms and conditions (this “Addendum”). All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Agreement. Pursuant to Section 25 of the Option Agreement, if Participant transfers residence and/or employment to another country reflected in this Addendum, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the Options and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer).

CANADA

1.

No Exercise by Using Previously Owned Shares. Notwithstanding anything in Section 4 of the Option Agreement to the contrary, if Participant is a resident of Canada, Participant shall not be permitted to use previously-owned shares of Common Stock to pay the Exercise Price upon exercising the Options.

2.

Use of English Language. If Participant is a resident of Quebec, by accepting the Options, Participant acknowledges and agrees that it is Participant’s express wish that this Option Agreement, the Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Options, either directly or indirectly, be drawn up in English.

Langue anglaise. Si le participant est un résident du Québec, par l’acceptation l’option d’achat d’actions, le participant reconnaît et convient que c’est le souhait exprès du participant que cet accord, l’addendum, aussi bien que tous autres documents, notices et procédures légales écrits dans, donnés ou intentés conformément à l’option d’achat d’actions, directement ou indirectement, soient élaborés en anglais.

BY SIGNING BELOW, PARTICIPANT ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE PLAN, THE OPTION AGREEMENT AND THIS ADDENDUM. PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN May [__], 2018 TO THE COMPANY CHIEF PEOPLE OFFICER

Participant Signature	Participant Name (Printed)

Date

NEW ZEALAND

1.

Securities Law Information. WARNING. This is an offer of Options which allows Participant to purchase shares of Common Stock in accordance with the terms of the Plan and the Option Agreement. The shares of Common Stock, if purchased, provide Participant an ownership stake in the Company. Participant may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, Participant will be paid only after all creditors and holders of preference shares have been paid. In these circumstances, Participant may lose some or all of Participant’s investment.

New Zealand law normally requires people who offer financial products to provide information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, Participant may not be given all the information usually required. Participant also will have fewer other legal protections for this investment.

Participant is strongly encouraged to ask questions, read all documents carefully, and seek independent financial advice before deciding to exercise any Vested Option and purchase shares of Common Stock. The Company currently is privately-held and the shares of Common Stock are not traded or quoted on any regulated securities exchange. Further, the shares of Common Stock acquired pursuant to the Options are subject to the provisions of the Plan and the Management Shareholders’ Agreement.

In conjunction with the grant and exercise of Options, Participant has a right to receive the most recent annual report of the Company (if any), the most recent financial statements of the Company, and the most recent auditors report of the Company’s financial statements (if any). To request this information, Participant should contact Chief People Officer at KathyRussell@nbty.com.

ROMANIA

1.

Termination. A Termination shall include the situation where (a) Participant’s employment contract terminates by operation of law on the date Participant reaches the standard retirement age and has completed the minimum contribution record for receipt of a state retirement pension, or (b) the relevant authorities in Romania award Participant an early-retirement pension of any type.

SOUTH KOREA

1.	Consent to Collection, Processing and Transfer of Personal Data. By accepting the Option Agreement:

(a)	Participant expressly agrees to the collection, use, processing and transfer of Data as described in Section 12 of the Agreement; and

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(b)	Participant expressly agrees to the processing of Participant’s unique identifying information (resident registration number) as described in Section 12 of the Option Agreement.

SPAIN

1.

Labor Law Acknowledgement. In accepting the Options, Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan. Participant understands and agrees that, as a condition of the grant of the Options, except as provided for in Section 3 of the Option Agreement, Participant’s Termination for any reason (including for the reasons listed below) automatically will result in the loss of the Options that may have been granted to Participant and that have not vested on the date of Termination.

In particular, Participant understands and agrees that any unvested Options as of Participant’s date of Termination and any vested Option not exercised within the period set forth in the Option Agreement following Participant’s date of Termination will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Options under the Plan to individuals who may be employees of the Company or its Affiliates. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Affiliates on an ongoing basis other than to the extent set forth in this Option Agreement. Consequently, Participant understands that the Options are granted on the assumption and condition that the Options and the shares of Common Stock issued upon exercise shall not become a part of any employment or contract (with the Company, including the Service Recipient) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, Participant understands and freely accepts that there is no guarantee that any benefit whatsoever will arise from the Options, which is gratuitous and discretionary, since the future value of the Options and the underlying shares of Common Stock is unknown and unpredictable. In addition, Participant understands that the grant of the Options would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to Participant of the Options shall be null and void.

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BY SIGNING BELOW, PARTICIPANT ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE PLAN, THE OPTION AGREEMENT AND THIS ADDENDUM. PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN MAY [__], 2018 TO THE COMPANY CHIEF PEOPLE OFFICER.

Participant Signature	Participant Name (Printed)

Date

SWEDEN

No additional provisions.

UNITED KINGDOM

1.

No Exercise by Using Existing Shares. Notwithstanding anything in Section 4 of the Option Agreement to the contrary, if Participant is a resident of the United Kingdom, Participant shall not be permitted to use previously-owned shares of Common Stock to pay the Exercise Price upon exercising the Options.

2.	Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement Section 11 of the Option Agreement:

Without limitation to Section 11 of this Option Agreement, Participant hereby agrees that Participant is liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Service Recipient or by Her Majesty Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).

3.

Exclusion of Claim. Participant acknowledges and agrees that Participant shall have no entitlement to compensation or damages in consequence of the termination of Participant’s employment with the Company and the Service Recipient for any reason whatsoever and whether or not in breach of contract, insofar as any purported claim to such entitlement arises or may arise from Participant ceasing to have rights under or to be entitled to exercise the Options as a result of such termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Options. Upon the grant of the Options, Participant shall be deemed irrevocably to have waived any such entitlement.

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EXHIBIT A

FORM OF JOINDER TO

MANAGEMENT STOCKHOLDERS’ AGREEMENT

THIS JOINDER (the “Joinder”), to the Management Stockholders’ Agreement dated as of March 26, 2018 among Clover Acquisition Holdings Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Agreement”), is made and entered into as of _____________ by and between the Company and ______________ (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired or may acquire certain shares of capital stock of the Company (“Holder Stock”), and the Agreement and the Company require Holder to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, Holder shall become a party to the Agreement and shall be fully bound by, and subject to, all of the representations, warranties, covenants, terms, and conditions of the Agreement as though an original party thereto and shall be deemed a Management Stockholder for all purposes thereof.

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company, the Sponsor Group and their respective successors and assigns and Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute the same agreement.

4. Notices. All notices, demands or other communications to Holder for purposes of Section 13 of the Agreement shall be directed to the most recent address of Holder on file with the Company.

5. Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, AND INTERPRETATION OF THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTS OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

A-1

7. Consent to Jurisdiction; No Jury Trial. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Joinder or the Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Any and all service of process and any other notice in any such action, suit or proceeding will be effective against any party hereto if given as provided in accordance with the terms of the Agreement. Nothing herein contained will be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHERS IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS JOINDER OR THE AGREEMENT.

* * * * *

A-2

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

CLOVER ACQUISITION HOLDINGS INC.

By:
Name:
Title:

HOLDER
Name:

Address for Notices:

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